Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    July 29, 2013

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Solid Earnings
for the Third Quarter of Fiscal 2013
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2013 ended June 28, 2013.
Third Quarter Fiscal 2013 Highlights:

•	Net earnings for the quarter of $108.9 million;

•	Diluted EPS for the quarter of $0.83;

•	Net earnings for the nine months ended June 28, 2013 of $312.3 million;

•	Diluted EPS for the nine months ended June 28, 2013 of $2.39; and,

•	Backlog at June 28, 2013 of $17.2 billion.
Jacobs reported today net earnings of $108.9 million, or $0.83 per diluted share, on revenues of $3.08 billion for its third quarter of fiscal 2013 ended June 28, 2013. This is up from net earnings of $97.9 million, or $0.76 per diluted share, on revenues of $2.77 billion for the third quarter of fiscal 2012 ended June 29, 2012.
For the nine months ended June 28, 2013, Jacobs reported net earnings of $312.3 million, or $2.39 per diluted share, on revenues of $8.68 billion. This compares to net earnings of $271.5 million, or $2.11 per diluted share, on revenues of $8.11 billion for the same period in fiscal 2012.
Jacobs also announced that backlog grew by 10.2% totaling $17.2 billion at June 28, 2013, including a technical professional services component of $11.1 billion. This compares to total backlog and technical professional services backlog of $15.6 billion and $10.2 billion, respectively, at June 29, 2012.
Commenting on the results for the third quarter, Jacobs President and CEO Craig L. Martin stated, “Third quarter results were good. Our earnings grew, backlog improved, and our overall operating performance met our expectations. We continue to see significant sales activity in most of our markets and our team demonstrated its ability to take market share throughout the quarter. We remain positive about the outlook for FY13.”
Commenting on the Company's earnings outlook for the remainder of fiscal 2013, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Our third quarter results and outlook for the year continue to be in line with our previous guidance therefore we are reaffirming our guidance range of $3.00 to $3.50 per share.”

Exhibit 99.1

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, July 30, 2013, which it is webcasting live on the Internet at www.jacobs.com.
Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.
Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2012 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Revenues	$3,080,995	$2,772,874	$8,675,720	$8,107,493
Costs and Expenses:
Direct costs of contracts	(2,613,991)	(2,339,793)	(7,308,092)	(6,827,166)
Selling, general, and administrative expenses	(298,645)	(279,715)	(873,797)	(851,871)
Operating Profit	168,359	153,366	493,831	428,456
Other Income (Expense):
Interest income	1,332	2,325	3,521	5,283
Interest expense	(2,786)	(2,990)	(9,515)	(9,148)
Miscellaneous income (expense), net	1,518	(1,330)	(1,195)	(1,351)
Total other income (expense), net	64	(1,995)	(7,189)	(5,216)
Earnings Before Taxes	168,423	151,371	486,642	423,240
Income Tax Expense	(56,334)	(50,381)	(162,941)	(143,368)
Net Earnings of the Group	112,089	100,990	323,701	279,872
Net Earnings Attributable to Noncontrolling Interests	(3,218)	(3,090)	(11,419)	(8,329)
Net Earnings Attributable to Jacobs	$108,871	$97,900	$312,282	$271,543
Earnings Per Share (“EPS”):
Basic	$0.84	$0.77	$2.42	$2.13
Diluted	$0.83	$0.76	$2.39	$2.11

Weighted Average Shares Used to Calculate EPS:
Basic	129,536	127,922	129,094	127,422
Diluted	131,295	128,820	130,590	128,504

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Nine Months Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Revenues by Major Component:
Technical professional services	$1,719,986	$1,640,157	$5,026,034	$4,832,936
Field services	1,361,009	1,132,717	3,649,686	3,274,557
Total	$3,080,995	$2,772,874	$8,675,720	$8,107,493

Depreciation (pre-tax)	$17,737	$14,535	$49,828	$43,023
Amortization of Intangibles (pre-tax)	$6,646	$10,138	$22,327	$32,158
Pass-Through Costs Included in Revenues	$674,715	$583,136	$1,794,748	$1,699,188

Capital Expenditures	$27,035	$32,554	$91,520	$70,305

Selected Balance Sheet and Backlog Information (in thousands):

	June 28, 2013	June 29, 2012
Balance Sheet Information:
Cash and cash equivalents	$1,295,517	$898,588
Working capital	2,066,934	1,734,293
Total debt	444,976	512,445
Total Jacobs stockholders' equity	4,091,606	3,656,686

Backlog Information:
Technical professional services	$11,087,100	$10,174,900
Field services	6,108,500	5,426,200
Total	$17,195,600	$15,601,100

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